Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Tyra Biosciences, Inc. for the registration of shares of its common stock, preferred stock, debt securities, warrants and units and to the incorporation by reference therein of our report dated March 2, 2026, with respect to the financial statements of Tyra Biosciences, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2025, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Diego, California
September 14, 2026